Exhibit 23.1

KYLE L. TINGLE, CPA, LLC

May 23, 2005

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, hereby consents to the inclusion of his report of February 7, 2005, accompanying the audited financial statements of Advanced Medical Enterprises, Inc., formerly Hawksdale Financial Visions, Inc., as at December 31, 2004.

Very truly yours,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA, LLC

P.O. Box 50141, Henderson, Nevada 89016, Phone: (702) 434-8452, Fax: (702) 436-4218, e-mail: Ktingle@worldnet.att.net